JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-236659 and 333-236659-01

Dated July 11, 2022

3yrNC6m NDX Contingent Income Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS

Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying index:	NASDAQ-100 Index® (Bloomberg ticker: NDX Index)
Early redemption:

If, on any of the determination dates (other than the first and final determination dates), the closing level of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing level of the underlying index is below the initial index value on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent quarterly payment otherwise due with respect to the related quarterly monitoring period.
Contingent quarterly payment:

•  If the closing level of the underlying index is greater than or equal to the coupon barrier level on each day during a quarterly monitoring period, we will pay a contingent quarterly payment of at least $21.75 (at least 2.175% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be provided in the pricing supplement.

• If the closing level of the underlying index is less than the coupon barrier level on any day during a quarterly monitoring period, no contingent quarterly payment will be payable with respect to that quarterly monitoring period. It is possible that the closing level of the underlying index will be below the coupon barrier level on at least one day during most or all of the quarterly monitoring periods so that you will receive few or no contingent quarterly payments.

Determination dates†:	October 14, 2022, January 17, 2023, April 14, 2023, July 14, 2023, October 16, 2023, January 16, 2024, April 15, 2024, July 15, 2024, October 14, 2024, January 14, 2025, April 14, 2025 and July 14, 2025
Contingent payment dates†:	October 19, 2022, January 20, 2023, April 19, 2023, July 19, 2023, October 19, 2023, January 19, 2024, April 18, 2024, July 18, 2024, October 17, 2024, January 17, 2025, April 17, 2025 and the maturity date
Payment at maturity:	• If the final index value is greater than or equal to the downside threshold level:	(i) the stated principal amount plus, (ii) if the closing level of the underlying index on each day during the final quarterly monitoring period is greater than or equal to the coupon barrier level, the contingent quarterly payment with respect to the final quarterly monitoring period.
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount times (ii) the index performance factor. This cash payment will be less than 60% of the stated principal amount of the securities and could be zero.
Coupon barrier level:	75% of the initial index value
Downside threshold level:	60% of the initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the final determination date
Index performance factor:	final index value / initial index value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be July 14, 2022
Original issue date (settlement date):	3 business days after the pricing date
Maturity date†:	July 17, 2025
CUSIP / ISIN:	48133LPB2 / US48133LPB26
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/0001665650/000182912622014249/jp m_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $920.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity (if the securities have not previously been redeemed)
Change in Underlying Index	Payment at Maturity (excluding any coupon payable at maturity)
50.00%	$1,021.75
40.00%	$1,021.75
30.00%	$1,021.75
20.00%	$1,021.75
10.00%	$1,021.75
5.00%	$1,021.75
0.00%	$1,021.75
-10.00%	$1,021.75
-20.00%	$1,021.75
-25.00%	$1,021.75
-25.01%	$1,000.00
-30.00%	$1,000.00
-40.00%	$1,000.00
-40.01%	$599.90
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

JPMorgan Chase Financial Company LLC

3yrNC6m NDX Contingent Income Auto-Callable Securities

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement, underlying supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.
▪	You will not receive any contingent quarterly payment for any quarterly monitoring period if the closing level of the underlying index is less than the coupon barrier level on any day during that quarterly monitoring period.
▪	The contingent quarterly payment is based on the closing levels of the underlying index during the quarterly monitoring periods.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Investors will not participate in any appreciation of the underlying index.
▪	Early redemption risk.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	The securities are subject to risks associated with securities issued by non-U.S. companies.
▪	Investing in the securities is not equivalent to investing in the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the securities.
▪	Government legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.